Exhibit 7(b)(4)
                            P-COM, INC.
       PRO FORMA COMBINED CONDENSED BALANCE SHEET - Unaudited
                        As of March 31, 1997
                           (in thousands)

                                P-COM        CRC   Adjustments   Pro Forma

[S]                          [C]         [C]          [C]        [C]
ASSETS
Current assets:
  Cash and cash equivalents  $  21,489   $     810   $     --   $  22,299
  Accounts receivable           44,275         346         --      44,621
  Notes receivable               2,078          --     (1,500)        578
  Inventory                     40,645       2,052         --      42,697
  Prepaid expenses               7,449         358         --       7,807
                             ---------   ---------   ---------   ---------
   Total current assets        115,936       3,566      (1,500)    118,002

Property and equipment, net     21,235       1,030          --      22,265
Goodwill and other assets       40,388          64          --      40,452
                             ---------   ---------    --------   ---------
                             $ 177,559   $   4,660    $ (1,500)  $ 180,719
                             =========   =========    ========   =========

LIABILITIES AND STOCKHOLDERS= EQUITY
Current liabilities:
  Accounts payable           $  28,872   $     511    $     --   $ 29,383
  Accrued employee benefits      2,098          --          --      2,098
  Other accrued liabilities      3,413       4,379          --      7,792
  Income taxes payable           3,831          --          --      3,831
  Notes payable                  6,348       2,775      (1,500)     7,623
                             ---------   ---------    --------   --------
   Total current liabilities    44,562       7,665      (1,500)    50,727

Long-term debt                   1,505         185          --      1,690

Minority interest                  598          --          --        598

Stockholders= equity:
  Preferred stock                   --          --          --         --
  Common stock                       2          28          --         30
  Additional paid-in capital   126,902       1,412          --    128,314
  Retained earnin
    (accumulated deficit)        4,145      (4,630)         --       (485)
  Cumulative translation
     adjustment                   (155)         --          --       (155)
                             ---------   ---------   ---------   ---------
     Total stockholders
      equity                   130,894      (3,190)         --     127,704
                             ---------   ---------   ---------   ---------
                             $ 177,559   $   4,660   $  (1,500)  $ 180,719
                             =========   =========   =========   =========


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